Exhibit 99.1

NV5 Completes Redemption of Outstanding Public Warrants

Hollywood, FL – February 5, 2015 – NV5 Holdings, Inc. (the “Company” or “NV5”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, announced today that the Company has completed the previously announced redemption of all of its outstanding public warrants. The redemption date for the public warrants was February 5, 2015. Each public warrant entitled the holder to purchase one share of the Company’s common stock at an exercise price of $7.80 per share. The redemption resulted in 408,412, or approximately 99%, of its outstanding public warrants being exercised prior to the expiration time and generated gross proceeds to the Company of approximately $3.2 million. The remaining 4,002 public warrants that were not exercised by the expiration time were cancelled and redeemed by the Company for the sum of $0.01 per public warrant.

After taking into account the issuance of shares pursuant to the exercise of the public warrants, the total number of shares of the Company’s common stock outstanding is approximately 6.2 million.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NV5

NV5 Holdings, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, energy, program management and environmental solutions. The Company operates 29 offices in California, Colorado, Utah, Florida, Pennsylvania, Massachusetts, New Jersey and Ohio and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contacts:

NV5 Holdings, Inc.

Richard Tong

Tel: +1-954-495-2114
Lauren Wright
Tel: +1-408-392-7233
ir@nv5.com